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                                                                    EXHIBIT 12.2


                             COX COMMUNICATIONS, INC

                     STATEMENT SETTING FORTH COMPUTATION OF

                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                             Three Months
                                                                  Year Ended December 31                    Ended March 31
                                                    1994        1995       1996       1997       1998       1998       1999
                                                  --------    --------   --------   --------   --------   --------   --------
                                                                   (Dollars in Millions)                 (Dollars in Millions)
Earnings available for Fixed Charges:
-------------------------------------
Income (loss) from continuing operations
   before minority interest                       $   26.6    $  103.8   $  (51.6)  $ (136.5)  $1,270.7   $ (101.9)  $  251.2
Income tax expense (benefit)                          25.8        99.9       23.0      (53.5)     822.8      (48.2)     144.1
Equity in net losses of affiliated companies          43.9        79.7      170.4      404.4      547.2      141.8       46.5
Fixed Charges (see below), excluding
   capitalized interest                               49.0       136.6      151.2      210.6      233.2       55.4       56.8
                                                  --------    --------   --------   --------   --------   --------   --------
     Total                                        $  145.3    $  420.0   $  293.0   $  425.0   $2,873.9   $   47.1   $  498.6
                                                  ========    ========   ========   ========   ========   ========   ========

Fixed charges:
--------------
Interest expense                                  $   46.1    $  132.3   $  146.1   $  202.1   $  223.3   $   53.1   $   54.0
Minority interest expense (pre tax)                     --          --         --         --         --         --         --
Capitalized interest                                   0.1        14.2       43.2        0.1         --         --         --
Interest component of rentals charged to income        2.9         4.3        5.1        8.5        9.9        2.3        2.8
Dividends on subsidiary preferred stock                 --          --         --         --         --         --         --
                                                  --------    --------   --------   --------   --------   --------   --------
     Total fixed charges including capitalized
       interest                                   $   49.1    $  150.8   $  194.4   $  210.7   $  233.2   $   55.4   $   56.8
                                                  ========    ========   ========   ========   ========   ========   ========
Ratio of earnings to fixed charges                     3.0         2.8        1.5        2.0       12.3        0.9        8.8
                                                  ========    ========   ========   ========   ========   ========   ========